EXHIBIT 5
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                                   ASSIGNMENT


         THIS ASSIGNMENT dated as of December 27, 2004, is executed and delivered by Paul A. Downey, a resident of the State of California, and Robert
H. Savage, a resident of the State of Connecticut (each, an "Assignor", and collectively, the "Assignors") in favor of Lavin Holdings, LLC, a New Jersey limited liability company (the "Assignee").

         Each Assignor, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of such Assignor's right, title and interest in and to that certain Registration Rights Agreement dated as of June 15, 1998 between NoFire Technologies, Inc., a Delaware corporation ("NoFire"), Assignors and certain others, as amended by an Amendment to Registration Rights Agreement dated as of January 7, 2000.

         This Assignment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

         IN WITNESS WHEREOF, Assignors and Assignee have caused this instrument to be duly executed as of the date first above written.



ASSIGNEE:

LAVIN HOLDINGS, LLC


By:  /s/ James F. Lavin                     /s/ Paul A. Downey
     ------------------------               ------------------------
     Name:  James F. Lavin                  Paul A. Downey
     Title:  Manager


                                            /s/ Robert H. Savage
                                            ------------------------
                                            Robert H. Savage